UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 28, 2006


                              DHB INDUSTRIES, INC.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


        Delaware                    001-13112                   11-3129361
________________________     ________________________     ______________________
(State of Incorporation)     (Commission File Number)         (IRS Employer
                                                          Identification Number)

2102 SW 2nd Street, Pompano Beach, Florida                              33069
__________________________________________                            __________
 (Address of principal executive office)                              (Zip Code)


                                 (954) 630-0900
              ____________________________________________________
              (Registrant's telephone number, including area code)


                                 Not Applicable
                 ______________________________________________
                 (Former Address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 28, 2006 (the "Effective Date"), DHB Industries, Inc. (the "Company") entered into employment agreements with each of John C. Siemer, its Chief Operating Officer - Chief of Staff, and Thomas C. Canfield, its General Counsel and Secretary. The agreements, which have an initial term of three years following the Effective Date, provide for an annual base salary of $350,000. In addition, each of Messrs. Siemer and Canfield is entitled to receive an initial payment of $25,000, plus a pro rata per diem amount reflecting additional time spent working with the Company prior to his formal appointment, and will be eligible to participate in incentive bonus programs applicable to executives of the Company. As an inducement, the agreements also provide for the grant to each of Messrs. Siemer and Canfield of 400,000 warrants to acquire shares of the Company's common stock, par value $0.01, at an exercise price equal to $2.82, the closing market price of such common stock on September 28, 2006. The warrants have a 10-year term. As of the Effective Date, 10% of the warrants will be vested and exercisable, and 30% of the warrants will become vested and exercisable on each of the three subsequent anniversary dates following the Effective Date, provided that such future vesting will be accelerated upon occurrence of a change of control of the Company, as defined in a warrant award agreement. Each of the employment agreements also provides for the payment in installments to executive of an aggregate amount equal to 12 months annual base salary in the event the agreement is terminated prior to the end of the employment term by the Company without cause or by the executive for good reason, as such terms are customarily defined in executive employment agreements.

ITEM 5.02. APPOINTMENT OF PRINCIPAL OFFICERS

(c) As stated above, the Company appointed Mr. John C. Siemer as the Company's Chief Operating Officer - Chief of Staff, effective September 28, 2006.

Prior to joining the Company, Mr. Siemer, age 56, served as Special Assistant and Strategic Planner to the U.S. Army Chief of Staff where he advised on the use and allocation of resources. Previously, he served as Executive Officer to the Director of Program Analysis and Evaluation for the Department of the Army Headquarters, where he provided oversight and direction in helping the U.S. Army craft and execute its Future Years Defense Program, specifically focused in the areas of resource allocation, program evaluation and analysis, and acquisition. Mr. Siemer worked extensively with the Department of Defense in developing Program Objective Memorandum (POM). Mr. Siemer co-authored a comprehensive Army study on structure, research, development and acquisition, and overall base operations. During the past five years, Mr. Siemer, who is retired from the armed forces, has been engaged in charitable and other community-based non-profit activities. The U.S. Army and other branches of the U.S. armed forces constitute the Company's largest customer relationship.

The information contained in Item 1.01 above regarding Mr. Siemer is incorporated by reference herein.

On September 18, 2006, the Company entered into an employment agreement with James Anderson, age 53, pursuant to which Mr. Anderson will serve as the Company's Senior Vice President and Chief Accounting Officer. The agreement, which has a three-year initial term, provides for an annual base salary of

$300,000. In addition, Mr. Anderson will be eligible to participate in incentive programs as may be made available from time to time to executives of the Company, including bonus programs and equity-based incentive arrangements, in the Company's discretion. In addition, the employment agreement provides for the payment in installments to Mr. Anderson of an aggregate amount equal to six months annual base salary in the event the agreement is terminated prior to the end of the employment term by the Company without cause or by the executive for good reason, as such terms are customarily defined in executive employment agreements.

Prior to joining the Company, since 2004 Mr. Anderson was SVP and Corporate Controller at Danka Business Systems LLC, where he was responsible for external reporting, accounting policies and internal control. He was an external consultant for that company during 2003 and 2004. From 2002-2003, Mr. Anderson was Vice President and Corporate Controller at Sunterra Corporation, responsible for similar functions. From 2000-2002, Mr. Anderson was a partner in the Atlanta, GA and Charlotte, NC offices of KPMG LLP. Mr. Anderson is a Certified Public Accountant and a member of the AICPA.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)      Exhibits

                  99.1 Press Release, dated September 28, 2006



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   DHB INDUSTRIES, INC.



                                   By: /s/ LAWRENCE YOUNG
                                           _______________________
                                           Lawrence Young
                                           Chief Financial Officer

Dated:  October 4, 2006